EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2011 RESULTS

Bethpage, N.Y., May 5, 2011 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2011.

First quarter consolidated net revenues grew 9.7% to $1.922 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow.  Consolidated adjusted operating cash flow (“AOCF”)1 grew 8.3% to $661.1 million and consolidated operating income grew 5.8% to $375.7 million, both compared to the prior year period.  First quarter 2011 results reflect the Bresnan properties acquired on December 14, 2010 as well as transaction costs of $8.0 million related to the proposed Rainbow distribution.  Revenue, AOCF and operating income growth compared to the prior year period would have been 3.1%, 3.7% and 7.7%, respectively, if these items were excluded.

Operating highlights for the first quarter 2011 include:
•	Consolidated Free Cash Flow from Continuing Operations1 of $292.4 million, including $19.8 million from Bresnan
•	Cable advertising revenue growth of 16.1% in the first quarter of 2011, compared to the prior year period (excludes Bresnan results)
•	Rainbow advertising revenue growth of 14.9% in the first quarter of 2011, compared to the prior year period
•	Lightpath AOCF growth of 25.7% in the first quarter of 2011, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  “For the first quarter of 2011, Cablevision generated strong increases in revenue and AOCF.  This performance was driven by steady growth in our Rainbow business as well as our cable business, which this quarter included a solid showing from the recently acquired Bresnan properties.  The company generated more than $290 million in free cash flow for the quarter and we have increased the dividend by 20 percent, enabling us to provide Cablevision shareholders with even more value.  Lastly, we remain on track with our planned spin-off of Rainbow, which we continue to believe will also be beneficial for shareholders,” concluded Mr. Dolan.

Results from Continuing Operations2

Segment results for the quarters ended March 31, 2011 and 2010 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q1 2011	Q1 2010	Q1 2011	Q1 2010	Q1 2011	Q1 2010

Telecommunications	$1,559.1	$1,406.0	$621.1	$564.8	$383.0	$354.7
Rainbow	272.9	248.4	99.5	91.9	70.7	61.6
Other (including eliminations)	89.6	98.0	(59.5)	(46.3)	(78.0)	(61.2)
Total Company	$1,921.6	$1,752.4	$661.1	$610.4	$375.7	$355.1

1.
See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

2.	Operating results of Madison Square Garden are included in discontinued operations for all periods presented as applicable.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.   First quarter 2011 Telecommunications and Cable Television results below reflect the Bresnan properties acquired on December 14, 2010.

Telecommunications Services net revenues for the first quarter 2011 rose 10.9% to $1.559 billion, AOCF grew 10.0% to $621.1 million and operating income increased 8.0% to $383.0 million, all compared to the prior year period.  Revenue, AOCF and operating income growth compared to the prior year period would have been 2.7%, 3.6% and 7.6%, respectively, if Bresnan results were excluded.

The following table illustrates the change in the Telecommunications Services customer base during the first quarter of 2011:

Customer Data
(in thousands)	Total December 31, 2010	Net Gain/ (Loss)(a)	Total March 31, 2011

Total Customers(b)	3,652	6	3,658

Video Customers	3,314	(8)	3,306
High-Speed Data Customers	2,895	32	2,927
Voice Lines(c)	2,879	40	2,919

Serviceable Passings	5,536	14	5,550

(a)
Includes the gain of six thousand total customers, one thousand video customers, ten thousand high-speed data customers, six thousand voice lines, and one thousand serviceable passings from Bresnan in the first quarter of 2011.

(b)	Total customers is defined as the number of households/businesses who receive at least one of the company's services at Cable and Lightpath.
(c)	Total lines of voice service at Cable and Lightpath.

Cable Television
Cable Television first quarter 2011 net revenues increased 10.7% to $1.487 billion, AOCF increased 9.2% to $588.6 million and operating income increased 6.4% to $372.1 million, each compared to the prior year period.  The increase in revenue, AOCF and operating income compared to the prior year period was due primarily to the addition of Bresnan in the first quarter 2011 results.    Excluding Bresnan, growth in revenue, AOCF and operating income would have been 2.1%, 2.5% and 6.0%, respectively.

Optimum Lightpath
For first quarter 2011, Lightpath net revenues increased 13.4% to $77.3 million, AOCF increased 25.7% to $32.5 million and operating income increased 119.7% to $10.9 million, each as compared to the prior year period.  The improved results were driven primarily by a 27.9% increase in revenue from Ethernet services, offset in part by higher operating expenses to support the increase in Ethernet installations.

Rainbow
Rainbow consists of the National Networks:  AMC, WE tv, IFC and Sundance Channel as well as other Rainbow businesses including its international programming business, IFC Entertainment and Rainbow Network Communications.

Rainbow net revenues for the first quarter of 2011 increased 9.9% to $272.9 million, AOCF rose 8.3% to $99.5 million, and operating income grew 14.8% to $70.7 million, all compared to the prior year period.

The first quarter 2011 Rainbow AOCF results reflect:
•	A 5.5% increase in affiliate revenue compared to the prior year period
•
A 14.9% increase in advertising revenue, as compared to the prior year period, driven principally by higher pricing at AMC and WE tv and to a lesser extent increased units sold and higher pricing at IFC

•	A 10.8% increase in operating costs compared to the prior year period, primarily due to increased marketing costs and contractual rights at our national networks.

	March 31, 2011	December 31, 2010	March 31, 2010

National Network Subscribers
(in thousands)
AMC(a)	96,800	96,400	95,500
WE tv(a)	77,000	76,800	76,000
IFC(a)	62,200	62,700	61,800
Sundance Channel(b)	40,100	39,900	39,000

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.
(b)	Subscriber counts for Sundance Channel for all periods presented are based on internal management subscriber reports and represent viewing subscribers.

Other
Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”) and unallocated corporate general and administrative costs.

First quarter 2011 net revenues decreased 7.4% to $101.6 million, AOCF deficit increased 28.8% to a deficit of $59.6 million and operating loss increased 27.4% to a loss of $77.9 million, all compared to the prior year period.  The revenue decline was primarily driven by decreases in advertising revenues at Newsday.  The AOCF decline was driven by the decrease in revenue as well as transaction costs of $8.0 million related to the proposed Rainbow distribution.

Other Matters

During the first quarter of 2011, Cablevision repurchased 6.7 million shares of its Class A common stock for approximately $234.4 million.

On May 4, 2011, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on June 6, 2011 to shareholders of record at the close of business on May 16, 2011.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation's leading telecommunications, media and entertainment companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision's assets also include Rainbow Media Holdings LLC and its programming and entertainment businesses, AMC, IFC, Sundance Channel, WE tv and IFC Entertainment, as well as Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com
The conference call will be Webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 58569824
Conference call replay number (706) 645-9291/ Conference ID Number 58569824 until May 12, 2011

  CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010(a)

Revenues, net	$1,921,554	$1,752,401

Adjusted operating cash flow	661,063	610,440
Share-based compensation expense	(15,089)	(13,683)
Restructuring (expense) credit	(137)	209
Operating income before depreciation and amortization	645,837	596,966
Depreciation and amortization (including impairments)	270,109	241,893
Operating income	375,728	355,073
Other income (expense):
Interest expense, net	(208,977)	(182,660)
Gain on sale of programming and affiliate interests, net	161	102
Gain on investments, net	59,072	42,292
Loss on equity derivative contracts, net	(40,058)	(35,033)
Loss on interest rate swap contracts, net	(4,189)	(35,109)
Miscellaneous, net	289	373
Income from continuing operations before income taxes	182,026	145,038
Income tax expense	(77,982)	(66,728)
Income from continuing operations	104,044	78,310
Loss from discontinued operations, net of income taxes	-	(4,122)
Net income	104,044	74,188
Net loss (income) attributable to noncontrolling interests	21	(28)
Net income attributable to Cablevision Systems Corporation stockholders	$104,065	$74,160

Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.37	$0.27
Loss from discontinued operations	$-	$(0.01)
Net income	$0.37	$0.25
Basic weighted average common shares (in thousands)	282,123	293,884

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.36	$0.26
Income (loss) from discontinued operations	$-	$(0.01)
Net income	$0.36	$0.24
Diluted weighted average common shares (in thousands)	291,221	302,826

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$104,065	$78,282
Loss from discontinued operations, net of income taxes	-	(4,122)
Net income	$104,065	$74,160

(a)	Operating results of Madison Square Garden are included in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Three Months Ended March 31,
	2011	2010(a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities(c)	$424,971	$387,162
Less: capital expenditures(d)	(132,613)	(146,694)
Consolidated free cash flow from continuing operations	$292,358	$240,468

(a)	Operating results of Madison Square Garden are included in discontinued operations. Discontinued operations used a total of $5.6 million in cash for the three months ended March 31, 2010.
(b)	See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 10 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2011	2010(a)	Change

Cable Television(b)	$1,486,904	$1,343,372	10.7%
Optimum Lightpath	77,268	68,148	13.4%
Eliminations(c)	(5,032)	(5,515)	8.8%
Telecommunications	1,559,140	1,406,005	10.9%
Rainbow	272,903	248,372	9.9%
Other(d)	101,588	109,743	(7.4)%
Eliminations(e)	(12,077)	(11,719)	(3.1)%
Total Cablevision	$1,921,554	$1,752,401	9.7%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2011	2010(a)	Change	2011	2010(a)	Change

Cable Television(b)	$588,648	$538,986	9.2%	$372,055	$349,692	6.4%
Optimum Lightpath	32,495	25,852	25.7%	10,909	4,966	119.7%
Telecommunications	621,143	564,838	10.0%	382,964	354,658	8.0%
Rainbow	99,548	91,884	8.3%	70,679	61,560	14.8%
Other(f)	(59,628)	(46,282)	(28.8)%	(77,915)	(61,145)	(27.4)%
Total Cablevision	$661,063	$610,440	8.3%	$375,728	$355,073	5.8%

(a)	Operating results of Madison Square Garden are included in discontinued operations.
(b)	Cable Television results for the three months ended March 31, 2011 include the results of Bresnan acquired in December 2010.
(c)	Represents intra-segment revenues.
(d)	Represents results from Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas and Rainbow Advertising Sales Corporation (“RASCO”) and certain other items.
(e)	Represents inter-segment revenues.
(f)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”) and certain other items.  In addition, 2011 amounts include transaction costs related to the proposed Rainbow distribution.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

TELECOMMUNICATIONS	March 31, 2011	December 31, 2010	March 31, 2010 (a)
(in thousands)
Total Customers(b)	3,658	3,652	3,332
Video Customers	3,306	3,314	3,064
High-Speed Data Customers(c)	2,927	2,895	2,613
Voice Lines(d)	2,919	2,879	2,636

Serviceable Passings(e) (in thousands)	5,550	5,536	4,847

Penetration
Customers to Serviceable Passings	65.9%	66.0%	68.7%
Video to Serviceable Passings	59.6%	59.9%	63.2%
High-Speed Data to Serviceable Passings	52.7%	52.3%	53.9%
Voice Lines to Serviceable Passings	52.6%	52.0%	54.4%

Revenues for the three months ended
(dollars in millions)

Video(f)	$884	$816	$803
Telecom Services (HSD, Voice and Lightpath)	622	579	560
Advertising	33	41	26
Other(g)	20	23	17
Total Telecommunications Revenue	$1,559	$1,459	$1,406

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (h)

NY Metro service area	$152.27	$150.68	$146.15
Bresnan Cable service area	$125.10	n/a	n/a
Combined RPS	$149.75	n/a	n/a

(a)	Prior to the Bresnan acquisition in December 2010.
(b)	Number of households/businesses who receive at least one of the company's services at Cable and Lightpath.
(c)	Includes Cable and Lightpath.
(d)	Total lines of voice service at Cable and Lightpath.
(e)	Includes residential and commercial passings, and Lightpath customers.
(f)	Includes analog, digital, PPV, VOD and DVR revenue.
(g)	Includes installation revenue, NY Interconnect, home shopping and other product offerings and eliminations.
(h)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

March 31, 2011

Cash and cash equivalents	$610,025

Credit facility debt	$6,454,890
Senior notes and debentures	5,872,819
Senior subordinated notes	324,134
Collateralized indebtedness	398,725
Capital lease obligations	50,067
Debt	$13,100,635

LEVERAGE

Debt	$13,100,635
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	398,725
Cash and cash equivalents	610,025
Net debt	$12,091,885

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.6	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.8	x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.8	x
Cablevision senior notes leverage ratio(e)(f)	5.1	x
Rainbow National Services notes leverage ratio(g)	2.4	x
Bresnan notes leverage ratio(h)	7.0	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the first quarter 2011 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow, Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.28 billion and $2.27 billion, respectively.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)	Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $439.9 million.
(h)	Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC notes indentures. The annualized AOCF (as defined) used in the notes ratio is $144.4 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$52,558	$78,698
Scalable infrastructure	28,904	15,228
Line extensions	8,560	8,360
Upgrade/rebuild	4,185	3,650
Support	12,830	16,147
Total Cable Television	107,037	122,083
Optimum Lightpath	18,158	20,951
Total Telecommunications	125,195	143,034
Rainbow	1,599	577
Other(b)	5,819	3,083
Total Cablevision	$132,613	$146,694

(a)	Capital expenditures of Madison Square Garden, now reflected in discontinued operations, are not included in the table above.
(b)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Rainbow Advertising Sales Corporation (“RASCO”), and Corporate.